EXHIBIT 10.1

March 29, 2016

Rick Coté

# ######## #####

##### ##### ### ###### #####

Dear Rick:

This will confirm our agreement regarding your retirement from Movado Group, Inc.

You have elected to retire as of July 1st of this year.  Your retirement will be announced on March 31st and it is expected that you will continue as an active employee in your current role as Vice Chairman and C.O.O. until June 30th, 2016.   With the approval of the Board of Directors on March 29, 2016 and no further service requirement beyond that date, you will be entitled to receive an amount equivalent, on an annualized basis, to your annual salary from July 1, 2016 through January 31, 2017 payable bi-weekly beginning as of your retirement date.   In addition, in accordance with the health and medical program available to non-employee members of the Movado Group Board of Directors, you will continue to be covered under the Movado Group Health and Medical Plan from July 1, 2016 until you turn age 65 as long as you remain a member of the Board of Directors for Movado Group.

You will be entitled to receive a bonus for Fiscal Year 2016 payable in April 2016 in an amount to be determined by the Compensation Committee of the Board of Directors.  Twenty-five percent of the bonus is payable in Movado Group stock.  Subject to the approval of the Compensation Committee you will also receive your Fiscal Year 2016 annual equity grant which is expected to be granted in April 2016.  The value of your grant is expected to equal your target bonus.  The stock that is granted as part of your bonus and the 2016 equity award that is granted to you under the annual equity programs will immediately vest and will be issued or become excisable, as the case may be, over the respective time period applicable to such award but shall not be conditioned on your continued employment by the Company.  In addition, the unvested portion of your outstanding equity grants for Fiscal Years 2013, 2014 and 2015 will vest and be issued or become excisable, as the case may be, immediately.

You will continue to serve as a member of the Board of Directors for Movado Group after your retirement, subject to and in accordance with the articles of incorporation and by-laws of the Company.  After your retirement, you will be compensated for your Board service in accordance with the compensation program for non-employee members of the Board of Directors as then in effect; provided that you shall not be entitled to any cash compensation or equity grant in respect of your Board service during Fiscal Year 2017.

The Company will make a vested contribution of $44,135 towards your deferred compensation account for calendar year 2016.  In addition, you will become vested in all of the money in your deferred compensation plan (otherwise known as the SERP) effective March 29, 2016.

For a period beginning on the date of your retirement and ending on the later of the one-year anniversary thereof or the date on which you cease to serve on the Board of Directors of the company, you agree not to engage, either as an owner, officer, employee or otherwise, in any business which distributes or sells timepieces in any country in which the company distributed timepieces at any time during the two years preceding your retirement date.

We wish you all the best on your retirement and we look forward to our continued relationship as you serve on the Board of Directors for Movado Group.

Very truly yours,

/s/ Vivian D’Elia

Vivian D’Elia

Sr. Vice President, Human Resources

ACKNOWLEDGED AND ACCEPTED:

/s/ Rick Coté
Rick Coté